Principal Funds, Inc. 711 High Street, Des Moines, IA 50392 800 222 5852 tel www.principalfunds.com

March 1, 2023

Mr. Kamal Bhatia
Chief Executive Officer and President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392

Dear Mr. Bhatia:

Principal Global Investors, LLC intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
PFI Principal Lifetime 2070 Fund (Class I)	$10,000	1,000
PFI Principal Lifetime 2070 Fund (Class J)	$10,000	1,000
PFI Principal Lifetime 2070 Fund (Class R1)	$10,000	1,000
PFI Principal Lifetime 2070 Fund (Class R3)	$10,000	1,000
PFI Principal Lifetime 2070 Fund (Class R4)	$10,000	1,000
PFI Principal Lifetime 2070 Fund (Class R5)	$10,000	1,000
PFI Principal Lifetime Hybrid 2070 Fund (Class I)	$10,000	1,000
PFI Principal Lifetime Hybrid 2070 Fund (Class J)	$10,000	1,000
PFI Principal Lifetime Hybrid 2070 Fund (Class R6)	$10,000	1,000

Each share of the Principal Lifetime 2070 Fund and Principal Lifetime Hybrid 2070 Fund has a par value of $.01 and a price of $10.00 per share. In connection with such purchases, Principal Global Investors, LLC represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL GLOBAL INVESTORS, LLC

BY	/s/ Clint Woods
Clint Woods
Vice President, Associate General Counsel, and Assistant Secretary